Exhibit 3.1

ARTICLES OF AMENDMENT

TO

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION, AS AMENDED

In compliance with the requirements of the applicable provisions (relating to articles of amendment) of the Pennsylvania Business Corporation Law of 1988, as amended, the undersigned, desiring to amend its Second Amended and Restated Articles of Incorporation, as amended, hereby states that:

1.	The name of the Corporation is Safeguard Scientifics, Inc. (the “Corporation”).
2.	The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 150 N. Radnor Chester Road, Suite F-200, Radnor, PA.
3.	The Corporation was incorporated under the Pennsylvania Business Corporation Law of 1988.
4.	The date of the Corporation’s incorporation was September 11, 1953.
5.	The amendment shall be effective upon filing these Articles of Amendment in the Pennsylvania Department of State.
6.	The amendment was adopted by the Corporation by the Board of Directors and shareholders of the Corporation under 15 Pa.C.S. §§ 1912(a) and 1914(a).
7.	The amendment adopted by the Corporation is:

RESOLVED, that the Second Amended and Restated Articles of Incorporation of the Corporation, as amended, are hereby amended (the “Amendment”) by amending and restating the first paragraph of Article Fifth in its entirety as follows:

5TH The Corporation shall be authorized to issue 84,333,333 shares of capital stock, which shall be divided into 83,333,333 shares of common stock, par value $0.10 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value of $0.10 per share (the “Preferred Stock”). As of the effective date of the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Department of State, each 100 shares of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock of the Corporation, provided that no fractional shares shall be issued to any holder of record of fewer than 100 shares of Common Stock of the Corporation immediately prior to the time this Amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay an amount in cash, without interest, equivalent to $1.65 per share of Common Stock of the Corporation held by such holder of record immediately prior to the time this Amendment becomes effective and that such record shareholder shall no longer have any further rights as a shareholder of the Corporation.”

Except as set forth in these Articles of Amendment, the Second Amended and Restated Articles of Incorporation, as amended, remain in full force and effect.

IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof on the 12th day of January, 2024.

SAFEGUARD SCIENTIFICS, INC.

By:
Name:	Mark Dow
Title:	Chief Executive Officer